EXHIBIT 5.1

One American Center 600 Congress Suite 1900 Austin, TX 78701	OPINION OF COUNSEL

P.O. Box 1149 Austin, TX 78767	June 6, 2014

p: 512.744.9300 f: 512.744.9399 www.dwmrlaw.com

El Paso Electric Company
Board of Directors
123 W. Mills Avenue
El Paso, Texas 79901

RE: 1,7000,000 Shares of Common Stock, no par value, of El Paso Electric Company

Dear Board of Directors:
We refer to the Registration Statement on Form S-8 filed with the Securities and Exchange Commission on June 6, 2014 (the “Registration Statement”) by El Paso Electric Company (the “Company”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration of 1,700,000 shares of common stock (the “Plan Shares”), no par value, of the Company.
This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.
As Texas legal counsel for the Company, we are generally familiar with the proceedings to date with respect to the proposed issuance of the Plan Shares pursuant to the Company’s Amended and Restated 2007 Long-Term Incentive Plan (the “Amended and Restated Plan”) pursuant to the Registration Statement and have examined such records, documents and questions of law, and satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this opinion. We have reviewed an undated draft of the Registration Statement and a copy of the Amended and Restated Plan as adopted by the Company’s Board of Directors (“Board”) at a meeting of the Board held on March 12 through March 13, 2014. In rendering our opinion below, we have relied in part on a certificate provided by the Corporate Secretary of the Company, dated June 6, 2014.
Based on the foregoing and assuming that the text of the resolution adopted by the Company’s shareholders at the Annual Meeting held on May 29, 2014, is identical to that presented to us in Exhibit D to the Corporate Secretary Certificate referred to above, we are of the opinion that:

June 6, 2014

The Plan Shares issued pursuant to the Amended and Restated Plan will be validly issued, fully paid and non-assessable when (i) the Company’s Board of Directors or a duly authorized committee of the Board shall have duly adopted final resolutions authorizing the award of such Plan Shares in accordance with the terms of the Amended and Restated Plan, and (ii) certificates representing the Plan Shares shall have been duly executed, countersigned and registered in the books of the Company and duly delivered to the participants in the Amended and Restated Plan in accordance with the terms of the Amended and Restated Plan and, with respect to the Stock Appreciation Rights and Options (as such terms are defined in the Amended and Restated Plan), upon receipt of the consideration therefor upon the exercise of such rights and options.
We are licensed to practice law only in the State of Texas, and the opinion expressed above is limited to the applicable laws of such State. We have assumed the authenticity of all signatures and have assumed the genuineness of all copies of documents which we have reviewed.
This opinion is as of the date hereof and may not be relied upon by any other person without our prior consent. We do not undertake any obligation to inform you after the date hereof of any facts or circumstances that are brought to our attention, or of changes in applicable law occurring after the date hereof, that affect or alter the opinion expressed above. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Amended and Restated Plan or the Plan Shares.
We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission, or Item 509 of Regulation S-K.

Very truly yours,

/s/ DUGGINS WREN MANN & ROMERO, LLP